EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES RECORD EARNINGS
 FOR ITS 193rd YEAR OF OPERATION IN 2008

York, Pennsylvania, March 10, 2009:  The York Water Company’s (Nasdaq: YORW) President, Jeffrey R. Hines, announced today that the Company posted its highest ever operating revenues, net income, and dividends in 2008.  Improved revenues and net income are attributed to an increase in the customer base, the distribution surcharge, and increased rates granted by the Pennsylvania Public Utility Commission which became effective October 9, 2008.

President Hines reported that the operating revenues of $32,838,000 were up 4.5% and that net income of $6,431,000 increased 0.3% compared to 2007.  In 2008, dividends declared were increased to $0.489 per share, a 2.9% increase over 2007 and the 12th consecutive annual dividend increase.  2008 was the 193rd consecutive year that dividends were distributed to shareholders. Earnings per share were unchanged from 2007.  Both net income and earnings per share were impacted by reduced consumption due primarily to wet weather and the economy and higher expenses including depreciation, health insurance costs, debt-related costs and retirement expenses.

During the year, the Company invested over $24.4 million in construction projects and the acquisition of the Asbury Pointe and West Manheim Township water systems which added over 2,000 customers.  The majority of the construction expenditures were for distribution system expansion and improvement projects, but also included significant upgrades to the Company’s water treatment facilities.  During 2008, the Company installed, acquired, replaced, and relined approximately 206,000 feet of pipe to extend and improve its distribution system and reduce ongoing expenses.

Operating revenues for the fourth quarter increased $1,098,000 or 14.1% over the fourth quarter of 2007.  Net income for the fourth quarter increased $295,000 or 17.7% compared to the fourth quarter of 2007.  The primary contributing factors to the increase in net income were higher operating revenues due to an increase in the customer base and the rate increase, partially offset by increased expenses.  On November 23, 2008 the quarterly dividend was increased 4.1 percent to $0.126 per share.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2008	2007	2008	2007
Operating Revenues	$8,904	$7,806	$32,838	$31,433
Net Income	$1,965	$1,670	$ 6,431	$ 6,414
Average Number of Common Shares Outstanding	11,337	11,248	11,298	11,226
Basic Earnings Per Common Share	$ 0.18	$ 0.15	$ 0.57	$ 0.57
Dividends Paid Per Common Share	$0.126	$0.121	$ 0.489	$ 0.475